Exhibit 99.2

FOR IMMEDIATE RELEASE

CONTACT:

David L. Piazza

Vice President, Finance

703-742-5312

dpiazza@quadramed.com

Reclassification to Announced 1st Quarter 2005 Results

RESTON, VA – (May 10, 2005) – QuadraMed Corporation (Amex: QD) is presenting the following reclassification to the Consolidated Statement of Operations for the Three months ended March 31, 2005 released at 10:27 A.M. Eastern Time today.

The Statement of Operations included $363,000 in “Other income (expense), net” related to the write-off of certain fixed assets, principally at closed office locations. This amount has been reclassified to Operating expense and included in “Amortization of intangible assets and depreciation”.

This is a non-cash item. As a result of this reclassification, Loss from operations for the three months ended March 31, 2005 is $(601) thousand. Net loss is unchanged from the previously reported $(2.5) million. QuadraMed’s Report on Form 10-Q for the Quarterly Period Ended March 31, 2005 which will be filed on May 10, 2005 will reflect this reclassification.

About QuadraMed Corporation

QuadraMed is dedicated to improving healthcare delivery by providing innovative healthcare information technology and services. From clinical and patient information management to revenue cycle and health information management, QuadraMed delivers real-world solutions that help healthcare professionals deliver outstanding patient care with optimum efficiency. Behind our products and services is a staff of almost 700 professionals whose experience and dedication to service has earned QuadraMed the trust and loyalty of customers at approximately 2,000 healthcare provider facilities. To find out more about QuadraMed, visit www.quadramed.com.

Cautionary Statement on Risks Associated with QuadraMed’s Forward-Looking Statements. This press release contains forward-looking statements by QuadraMed within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. The words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “may,” “should,” “could,” and similar expressions are intended to identify such statements. Forward-looking statements are not guarantees of future performance and are to be interpreted only as of the date on which they are made. QuadraMed undertakes no obligation to update or revise any forward-looking statement except as required by law. QuadraMed advises investors that it discusses risk factors and uncertainties that could cause QuadraMed’s actual results to differ from forward-looking statements in its periodic reports filed with the Securities and Exchange Commission (“SEC”).

Note to editors: QuadraMed is a registered trademark of QuadraMed Corporation. All other trademarks are the property of their respective owners.

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